Exhibit 99

First Acceptance Corporation Reports Operating Results for the Three and Nine Month Periods Ended September 30, 2012

NASHVILLE, TN, November 6, 2012—First Acceptance Corporation (NYSE: FAC) today reported its financial results for the three and nine month periods ended September 30, 2012.

Operating Results

Revenues for the three months ended September 30, 2012 were $59.6 million, compared with $50.0 million for the same period in the prior year. Income before income taxes for the three months ended September 30, 2012 was $3.4 million, compared with loss before income taxes of $3.6 million for the same period in the prior year. Income before income taxes for the three months ended September 30, 2012 included the recognition of a net realized gain on investments of $3.2 million, or $0.08 per share on a diluted basis. Net income for the three months ended September 30, 2012 was $3.3 million, or $0.08 per share on a basic and diluted basis, compared with net loss of $3.7 million, or $0.08 per share on a basic and diluted basis, for the same period in the prior year.

Revenues for the nine months ended September 30, 2012 were $173.0 million, compared with $155.9 million for the same period in the prior year. Loss before income taxes for the nine months ended September 30, 2012 was $9.2 million, compared with loss before income taxes of $58.7 million for the same period in the prior year. The loss before income taxes for the nine months ended September 30, 2012 included the recognition of a net realized gain on investments of $3.2 million, or $0.08 per share on a diluted basis, while the loss before income taxes for the same period in the prior year included a goodwill and intangible assets impairment charge of $52.4 million, or $1.09 per share on a diluted basis. Net loss for the nine months ended September 30, 2012 was $9.1 million, or $0.22 per share on a basic and diluted basis, compared with net loss of $58.8 million, or $1.22 per share on a basic and diluted basis, for the same period in the prior year.

Premiums earned for the three months ended September 30, 2012 were $46.4 million, compared with $40.5 million for the same period in the prior year. Premiums earned for the nine months ended September 30, 2012 were $139.6 million, compared with $127.1 million for the same period in the prior year. This improvement was primarily due to an increase in the number of policies in force (“PIF”) from 140,930 at September 30, 2011 to 148,799 at September 30, 2012, which we attribute to our continued sales, marketing, customer interaction and product initiatives. In addition, we experienced increases in both new policies sold during the most recent quarter and nine-month period on a year-over-year basis and the number of PIF at September 30, 2012 compared to December 31, 2011. For those policies quoted, we continue to experience a higher close ratio for the quarter and nine-month period ended September 30, 2012 compared with the same periods in the prior year.

Loss and Loss Adjustment Expense Ratio. The loss and loss adjustment expense ratio was 77.1 percent for the three months ended September 30, 2012, compared with 82.1 percent for the three months ended September 30, 2011. The loss and loss adjustment expense ratio was 82.0 percent for the nine months ended September 30, 2012, compared with 76.4 percent for the nine months ended September 30, 2011. We experienced favorable development related to prior fiscal years of $0.1 million for the three months ended September 30, 2012, compared with unfavorable development of $1.1 million for the three months ended September 30, 2011. For the nine months ended September 30, 2012, we experienced unfavorable development related to prior fiscal years of $4.4 million, compared with favorable development of $1.7 million for the nine months ended September 30, 2011. The unfavorable development for the nine months ended September 30, 2012 was primarily due to adverse trends in bodily injury and Florida personal injury protection claims for recent accident years.

Excluding the development related to prior periods, the loss and loss adjustment expense ratios for the three months ended September 30, 2012 and 2011 were 77.4 percent and 79.5 percent, respectively. Excluding the development related to prior periods, the loss and loss adjustment expense ratios for the nine months ended September 30, 2012 and 2011 were 78.8 percent and 77.6 percent, respectively. The year-over-year increase in the loss and loss adjustment expense ratio was primarily due to higher loss and loss adjustment expense driven by an increase in frequency experienced during the second quarter of 2012.

In December 2011, we completed the process of implementing new scored pricing programs. We believe these new scored pricing programs provide us with greater pricing segmentation and improve our pricing relative to the risk we are insuring. Currently, approximately 70 percent of our PIF have been underwritten using these new scored pricing programs.

We perform state-by-state reviews of all insurance pricing programs on a quarterly basis and alter rates as we believe necessary. In response to the increases in our loss ratio during recent quarters, we implemented rate increases on most of our non-scored pricing programs during the first quarter and for our scored pricing programs in most states during the second and third quarters. The full benefit of these rate actions will not be fully realized until all customers renew their policies under the new rates, typically six months from the date of rate change implementation.

Expense Ratio. The expense ratio was 22.8 percent for the three months ended September 30, 2012, compared with 27.5 percent for the three months ended September 30, 2011. The expense ratio was 26.8 percent for the nine months ended September 30, 2012, compared with 29.0 percent for the nine months ended September 30, 2011. Excluding the severance and related benefits charges of $1.3 million incurred in connection with the separation of certain executive officers during March 2011, the expense ratio for the nine months ended September 30, 2011 was 28.0 percent, compared to 26.8 percent for the nine months ended September 30, 2012.

Combined Ratio. The combined ratio was 99.9 percent for the three months ended September 30, 2012, compared with 109.6 percent for the same period in the prior year. For the nine months ended September 30, 2012, the combined ratio increased to 108.8 percent from 105.4 percent for the same period in the prior year. Excluding the severance and related benefits charges noted above, the combined ratio for the nine months ended September 30, 2011 was 104.3 percent.

About First Acceptance Corporation

We are a retailer, servicer and underwriter of non-standard personal automobile insurance based in Nashville, Tennessee. We currently write non-standard personal automobile insurance in 12 states and are licensed as an insurer in 13 additional states. Non-standard personal automobile insurance is made available to individuals who are categorized as “non-standard” because of their inability or unwillingness to obtain standard insurance coverage due to various factors, including payment history, payment preference, failure in the past to maintain continuous insurance coverage, driving record and/or vehicle type, and in most instances who are required by law to buy a minimum amount of automobile insurance. At September 30, 2012, we leased and operated 369 retail locations, staffed with employee-agents. Our employee-agents primarily sell non-standard personal automobile insurance products underwritten by us, as well as certain commissionable ancillary products and other insurance products. We are able to complete the entire sales process at the local retail office, over the phone and through our website. In select markets, we also sell our products through 13 retail locations operated by independent agents. Additional information about First Acceptance Corporation can be found online at acceptanceinsurance.com.

This press release contains forward-looking statements. These statements, which have been included in reliance on the “safe harbor” provisions of the federal securities laws, involve risks and uncertainties. Investors are hereby cautioned that these statements may be affected by important factors, including, among others, the factors set forth under the caption “Risk Factors” in Item 1A. of our Transition Report on Form 10-K for the transition period from July 1, 2011 to December 31, 2011 and in our other filings with the Securities and Exchange Commission. Actual operations and results may differ materially from the results discussed in the forward-looking statements. Except as required by law, we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

FIRST ACCEPTANCE CORPORATION AND SUBSIDIARIES

Consolidated Statements of Operations (Unaudited)

(in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Revenues:
Premiums earned	$46,444	$40,505	$139,564	$127,092
Commission and fee income	8,287	7,500	25,040	22,642
Investment income	1,624	2,021	5,156	6,155
Net realized gains (losses) on investments, available-for-sale	3,213	(57)	3,220	14

	59,568	49,969	172,980	155,903

Costs and expenses:
Losses and loss adjustment expenses	35,828	33,248	114,418	97,020
Insurance operating expenses	18,851	18,625	62,411	59,546
Other operating expenses	192	244	682	935
Litigation settlement	—	—	—	(4)
Stock-based compensation	97	91	507	724
Depreciation and amortization	604	344	1,606	1,008
Interest expense	618	990	2,576	2,938
Goodwill and intangible assets impairment	—	—	—	52,434

	56,190	53,542	182,200	214,601

Income (loss) before income taxes	3,378	(3,573)	(9,220)	(58,698)
Provision (benefit) for income taxes	99	115	(84)	72

Net income (loss)	$3,279	$(3,688)	$(9,136)	$(58,770)

Net income (loss) per share:
Basic and diluted	$0.08	$(0.08)	$(0.22)	$(1.22)

Number of shares used to calculate net income (loss) per share:
Basic	40,873	48,232	40,856	48,248

Diluted	40,943	48,232	40,856	48,248

FIRST ACCEPTANCE CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets

(in thousands, except per share data)

	September 30, 2012	December 31, 2011
	(Unaudited)
ASSETS
Investments, available-for-sale at fair value (amortized cost of $177,215 and $162,575, respectively)	$126,539	$172,825
Cash and cash equivalents	37,013	23,751
Premiums and fees receivable, net of allowance of $478 and $364	48,006	41,313
Receivable for securities	29,613	—
Other assets	7,210	8,005
Property and equipment, net	5,017	3,315
Deferred acquisition costs	3,588	3,243
Identifiable intangible assets	4,800	4,800

TOTAL ASSETS	$261,786	$257,252

LIABILITIES AND STOCKHOLDERS’ EQUITY
Loss and loss adjustment expense reserves	$76,784	$69,436
Unearned premiums and fees	58,478	50,464
Debentures payable	41,240	41,240
Other liabilities	12,089	13,383

Total liabilities	188,591	174,523

Stockholders’ equity:
Preferred stock, $.01 par value, 10,000 shares authorized	—	—
Common stock, $.01 par value, 75,000 shares authorized; 40,943 and 40,928 shares issued and outstanding, respectively	409	409
Additional paid-in capital	456,584	456,056
Accumulated other comprehensive income	9,324	10,250
Accumulated deficit	(393,122)	(383,986)

Total stockholders’ equity	73,195	82,729

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$261,786	$257,252

FIRST ACCEPTANCE CORPORATION AND SUBSIDIARIES

Supplemental Data

(Unaudited)

PREMIUMS EARNED BY STATE

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Gross premiums earned:
Georgia	$9,694	$8,711	$29,127	$27,430
Florida	6,863	4,810	19,781	14,705
Texas	5,520	5,219	17,049	16,863
Illinois	5,394	5,268	16,518	16,596
Alabama	4,275	3,986	12,946	12,339
Ohio	3,940	3,367	11,741	10,388
South Carolina	3,172	2,389	9,406	7,339
Tennessee	2,960	2,524	8,971	7,853
Pennsylvania	2,083	2,020	6,230	6,476
Indiana	1,161	1,049	3,540	3,328
Missouri	773	614	2,395	2,014
Mississippi	657	593	2,004	1,899

Total gross premiums earned	46,492	40,550	139,708	127,230
Premiums ceded to reinsurer	(48)	(45)	(144)	(138)

Total net premiums earned	$46,444	$40,505	$139,564	$127,092

COMBINED RATIOS (INSURANCE OPERATIONS)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Loss and loss adjustment expense	77.1%	82.1%	82.0%	76.4%
Expense	22.8%	27.5%	26.8%	29.0%

Combined	99.9%	109.6%	108.8%	105.4%

POLICIES IN FORCE

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Policies in force—beginning of period	157,795	144,410	141,862	144,582
Net change during period	(8,996)	(3,480)	6,937	(3,652)

Policies in force—end of period	148,799	140,930	148,799	140,930

FIRST ACCEPTANCE CORPORATION AND SUBSIDIARIES

Supplemental Data (continued)

(Unaudited)

POLICIES IN FORCE (continued)

The following tables present total PIF for the insurance operations segregated by policies that were sold through our open and closed retail locations as well as our independent agents, call center and web. For our retail locations, PIF are further segregated by (i) new and renewal and (ii) liability-only or full coverage. New policies are defined as those policies issued to both first-time customers and customers who have reinstated a lapsed or cancelled policy. Renewal policies are those policies which renewed after completing their full uninterrupted policy term. Liability-only policies are defined as those policies including only bodily injury (or no-fault) and property damage coverages, which are the required coverages in most states. For comparative purposes, the PIF data with respect to closed retail locations for each of the periods presented below includes all retail locations closed at September 30, 2012.

	September 30,
	2012	2011
Retail locations:
Open retail locations:
New	65,978	59,932
Renewal	77,644	74,759

	143,622	134,691
Closed retail locations:
New	135	1,311
Renewal	1,847	3,111

	1,982	4,422
Independent agents	1,895	1,783
Call center and web	1,300	34

Total policies in force	148,799	140,930

	September 30,
	2012	2011
Retail locations:
Open retail locations:
Liability-only	83,740	81,806
Full coverage	59,882	52,885

	143,622	134,691
Closed retail locations:
Liability-only	1,161	2,778
Full coverage	821	1,644

	1,982	4,422
Independent agents	1,895	1,783
Call center and web	1,300	34

Total policies in force	148,799	140,930

FIRST ACCEPTANCE CORPORATION AND SUBSIDIARIES

Supplemental Data (continued)

(Unaudited)

NUMBER OF RETAIL LOCATIONS

Retail location counts are based upon the date that a location commenced or ceased writing business.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Retail locations—beginning of period	369	385	382	393
Opened	—	—	—	—
Closed	—	(2)	(13)	(10)

Retail locations—end of period	369	383	369	383

RETAIL LOCATIONS BY STATE

	September 30,		June 30,		December 31,
	2012	2011	2012	2011	2011	2010
Alabama	24	24	24	24	24	25
Florida	30	31	30	31	30	31
Georgia	60	60	60	60	60	60
Illinois	63	67	63	68	67	73
Indiana	17	17	17	17	17	17
Mississippi	7	8	7	8	8	8
Missouri	11	12	11	12	12	12
Ohio	27	27	27	27	27	27
Pennsylvania	16	16	16	16	16	16
South Carolina	26	26	26	26	26	26
Tennessee	19	20	19	20	20	20
Texas	69	75	69	76	75	78

Total	369	383	369	385	382	393

SOURCE: First Acceptance Corporation

INVESTOR RELATIONS CONTACT:

Michael J. Bodayle

615.844.2885